Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss
January 30, 2020		Chairman & CEO
(414) 964-5000
mjkoss@koss.com

Koss Corp. Releases Second Quarter Results

Milwaukee, Wisconsin: Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity headphone company, has reported its second quarter results for the quarter ended December 31, 2019.

Sales for the second quarter were $4,162,659, which is a 23.1% decrease from sales of $5,411,227 for the same three month period one year ago. The three month net loss was $215,713, compared to net income of $103,149 for the second quarter last year. Diluted and basic loss per common share for the quarter was $0.03 compared to diluted and basic income per common share of $0.01 for the three month period one year ago.

Sales for the six months ended December 31, 2019, decreased 14.5% from $11,196,066 in the same period last year to $9,573,421 in the current year. The six month net loss was $526,462 compared to net income of $144,719 for the same period last year. Diluted and basic loss per common share was $0.07 for the six months ended December 31, 2019 compared to income per common share of $0.02 for the same six month period one year ago.

"The decline in sales was all driven by our export markets," Michael J. Koss, Chairman and CEO, said today. "Declines in sales to European distributors were due to renewed strength in the US dollar, especially against the currencies in Scandinavia and Russia, as well as our distributors reducing their investment in inventory.  In addition, an OEM contract for a customer in Asia was completed a year ago.  Control of operating costs helped to mitigate the impact of the sales declines."

Koss Corporation markets a complete line of high-fidelity headphones, wireless Bluetooth® speakers, computer headsets, telecommunications headsets, active noise canceling headphones, wireless headphones, and compact disc recordings of American Symphony Orchestras on the Koss Classics® label.

This press release contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "may," "will," "should," "forecasts," "predicts," "potential," "continue," or the negative of such terms and other comparable terminology. These statements are based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Actual events or results may differ materially. In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company's and its customers' products, competitive and technological developments, foreign currency fluctuations, and costs of operations. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances or new information. In addition, such uncertainties and other operational matters are discussed further in the Company's quarterly and annual filings with the Securities and Exchange Commission.

Exhibit 99.1

KOSS CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Six Months Ended
	December 31		December 31
	2019	2018*	2019	2018*
Net sales	$4,162,659	$5,411,227	$9,573,421	$11,196,066
Cost of goods sold	2,798,572	3,748,732	6,861,880	7,702,387
Gross profit	1,364,087	1,662,495	2,711,541	3,493,679

Selling, general and administrative expenses	1,586,705	1,559,346	3,251,305	3,348,935

(Loss) income from operations	(222,618)	103,149	(539,764)	144,744

Interest income	6,927	-	13,324	-

(Loss) income before income tax provision	(215,691)	103,149	(526,440)	144,744

Income tax provision	22	-	22	25

Net (loss) income	$(215,713)	$103,149	$(526,462)	$144,719

(Loss) income per common share:
Basic	$(0.03)	$0.01	$(0.07)	$0.02
Diluted	$(0.03)	$0.01	$(0.07)	$0.02

Weighted-average number of shares:
Basic	7,404,831	7,404,831	7,404,831	7,397,291
Diluted	7,404,831	7,413,391	7,404,831	7,423,517

*As adjusted for change in accounting principle

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